Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Pre-Effective Amendment No.1 to the Registration Statement (Form S-11 No. 333-181928) and related Prospectus of Griffin-American Healthcare REIT II, Inc. for the registration of up to $1,650,000,000 of its common stock and to the incorporation by reference therein of our report dated March 15, 2012, with respect to the consolidated financial statements and schedule of Griffin-American Healthcare REIT II, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

November 6, 2012